CONSENT OF
BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

To the Board of Directors
Ireland Inc.

We hereby consent to the incorporation by reference from the Annual Report on Form 10-K for the year ended December 31, 2013, in the registration statement Post Effective Amendment No. 1 to Form S-1 of Ireland Inc. (An Exploration Stage Company), of our report dated March 31, 2014, with respect to the consolidated balance sheets of Ireland Inc., as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2013, and accumulated for the period from February 20, 2001 (Date of Inception) to December 31, 2013.

BROWN ARMSTRONG
ACCOUNTANCY CORPORATION

Bakersfield, California
April 7, 2014